EXHIBIT 10.2

EXECUTION COPY

CREDIT AGREEMENT

among

WILLIAMS ENERGY PARTNERS L.P.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

LEHMAN BROTHERS INC.

and

BANC OF AMERICA SECURITIES, LLC,

as Joint Lead Arrangers

BANK OF AMERICA, N.A.,

as Syndication Agent

and

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent

Dated as of August 6, 2003

i

4.6	No Material Litigation	42
4.7	No Default	43
4.8	Ownership of Property; Liens	43
4.9	Intellectual Property	43
4.10	Taxes	43
4.11	Federal Regulations	44
4.12	Labor Matters	44
4.13	ERISA	44
4.14	Investment Company Act; Other Regulations	44
4.15	Subsidiaries	45
4.16	Use of Proceeds	45
4.17	Environmental Matters	45
4.18	Accuracy of Information, etc	46
4.19	Security Documents	47
4.20	Solvency	47
4.21	Reportable Transaction	47
SECTION 5. CONDITIONS PRECEDENT		48
5.1	Conditions to Initial Extension of Credit	48
5.2	Conditions to Effectiveness of Each Additional Term Loan Supplement	49
5.3	Conditions to Each Extension of Credit	50
SECTION 6. AFFIRMATIVE COVENANTS		50
6.1	Financial Statements. Furnish to the Administrative Agent:	50
6.2	Certificates; Other Information	51
6.3	Payment of Obligations	53
6.4	Conduct of Business and Maintenance of Existence, etc	53
6.5	Maintenance of Property; Insurance	53
6.6	Inspection of Property; Books and Records; Discussions	53
6.7	Notices	53
6.8	Environmental Laws	54
6.9	Additional Collateral, etc	54
6.10	Further Assurances	55
6.11	Tax Shelter Regulations	55
SECTION 7. NEGATIVE COVENANTS		55
7.1	Financial Condition Covenants	55
7.2	Limitation on Indebtedness	56
7.3	Limitation on Liens	57
7.4	Limitation on Fundamental Changes	58
7.5	Limitation on Disposition of Property	59
7.6	Limitation on Restricted Payments	60
7.7	[Reserved]	61
7.8	Limitation on Investments	61
7.9	Limitation on Transactions with Affiliates	62
7.10	Limitation on Sales and Leasebacks	62
7.11	Limitation on Changes in Fiscal Periods	62
7.12	Limitation on Negative Pledge Clauses	62
7.13	Limitation on Restrictions on Subsidiary Distributions	63

ii

7.14	Limitation on Lines of Business	63
7.15	Limitation on Amendments to WPL Note Purchase Agreement; Partnership Agreement	63
7.16	Limitation on Hedge Agreements	64
SECTION 8. EVENTS OF DEFAULT		64
SECTION 9. THE AGENTS		67
9.1	Appointment; Issuing Lender; Certain Duties	67
9.2	Delegation of Duties	67
9.3	Exculpatory Provisions	67
9.4	Reliance by Agents	68
9.5	Notice of Default	68
9.6	Non–Reliance on Agents and Other Lenders	68
9.7	Indemnification	69
9.8	Agent in Its Individual Capacity	69
9.9	Successor Administrative Agent, Issuing Lender	69
9.10	Authorization to Release Liens and Guarantees	70
9.11	The Joint Lead Arrangers; the Syndication Agent	70
SECTION 10. MISCELLANEOUS		70
10.1	Amendments and Waivers	70
10.2	Notices	72
10.3	No Waiver; Cumulative Remedies	73
10.4	Survival of Representations and Warranties	74
10.5	Payment of Expenses	74
10.6	Successors and Assigns; Participations and Assignments	75
10.7	Adjustments; Set-off	78
10.8	Counterparts	79
10.9	Severability	79
10.10	Integration	79
10.11	GOVERNING LAW	79
10.12	Submission To Jurisdiction; Waivers	79
10.13	Acknowledgments	80
10.14	Confidentiality	80
10.15	Release of Collateral and Guarantee Obligations	81
10.16	Accounting Changes	81
10.17	Delivery of Lender Addenda	82
10.18	Restricted Subsidiaries	82
10.19	Limitation of Recourse	82
10.20	WAIVERS OF JURY TRIAL	82

iii

SCHEDULES:

1.1	Adjustments to Consolidated EBITDA
4.1(b)	Certain Obligations
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.19(a)-1	UCC Filing Jurisdictions
4.19(a)-2	UCC Financing Statements to Remain on File
4.19(a)-3	UCC Financing Statements to be Terminated
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Acceptance
E-1	Form of Legal Opinion of Vinson & Elkins L.L.P.
E-2	Form of Legal Opinion of General Counsel of the Borrower
F-1	Form of Term Note
F-2	Form of Revolving Credit Note
G	Form of Exemption Certificate
H	Form of Lender Addendum
I	Form of Borrowing Notice
J	Form of Consent
K	Form of Notice of Conversion/Continuation

CREDIT AGREEMENT, dated as of August 6, 2003, among WILLIAMS ENERGY PARTNERS L.P., a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN BROTHERS INC., as sole advisor and sole bookrunner (in such capacity, the “Bookrunner”), LEHMAN BROTHERS INC. and BANC OF AMERICA SECURITIES, LLC, as joint lead arrangers (in such capacity, the “Joint Lead Arrangers”), BANK OF AMERICA, N.A., as syndication agent (in such capacity, the “Syndication Agent”), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, Williams OLP, L.P., a Delaware limited partnership (“OLP”) is a wholly owned subsidiary of the Borrower;

WHEREAS, OLP is a party to the Credit Agreement, dated as of February 2, 2001, as amended (the “Existing OLP Credit Agreement”), with Bank of America, N.A., as administrative agent, and others;

WHEREAS, the Borrower wishes to establish credit facilities (a) to provide for the refinancing and replacement of the Existing OLP Credit Agreement and (b) to provide financing for the working capital and general corporate needs of the Borrower; and

WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accounting Change”: as defined in Section 10.16.

“Acquisition Credit Agreement”: the Credit Agreement, dated as of June 17, 2003, among WEG Acquisitions, L.P., the lenders parties thereto, Lehman Commercial Paper Inc., as administrative agent, and others, together with all instruments, security documents and other agreements entered into in connection therewith, as the same shall have been amended, supplemented or otherwise modified on or prior to, and is in effect on, the Closing Date, without giving any effect to any subsequent amendment, supplement or other modification thereto or termination thereof not approved to by the Required Lenders.

“Additional Term Loan”: as defined in Section 2.1.

“Additional Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make an Additional Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth in the Additional Term Loan Supplement, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Additional Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Additional Term Loan Lender”: each Lender that has an Additional Term Loan Commitment or is the holder of an Additional Term Loan.

“Additional Term Loan Percentage”: as to any Additional Term Loan Lender at any time, the percentage which such Lender’s Additional Term Loan Commitment under any Additional Term Loan Supplement then constitutes of the aggregate Additional Term Loan Commitments under such Additional Term Loan Supplement (or, at any time after the Additional Term Loans are made under such Additional Term Loan Supplement, the percentage which the aggregate principal amount of such Lender’s Additional Term Loan then outstanding under such Additional Term Loan Supplement constitutes of the aggregate principal amount of the Additional Term Loans then outstanding under such Additional Term Loan Supplement).

“Additional Term Loan Supplement”: a supplement, to be in form and substance reasonably satisfactory to, and to be executed and delivered by, the Borrower, the Administrative Agent and each Additional Term Loan Lender party thereto, which shall set forth (a) the name of each Additional Term Loan Lender providing an Additional Term Loan Commitment pursuant thereto and the amount of the Additional Term Loan Commitment of each such Additional Term Loan Lender, (b) the commitment period during which the Borrowing Date of the Additional Term Loans made pursuant thereto shall occur (such Borrowing Date to be in any event not later than 10 Business Days after the effectiveness of such Additional Term Loan Supplement), (c) the Applicable Margin for each Type of Additional Term Loan, (d) the amortization and final maturity of the Additional Term Loans made pursuant thereto (such provisions as to amortization and final maturity shall in any event specify that (i) the final maturity date of the Additional Term Loans made pursuant thereto shall be not earlier than the final maturity date of the Tranche B Term Loans, (ii) the amortization of the Additional Term Loans made pursuant thereto shall not exceed 1% of the principal amount thereof during each fiscal year prior to the final maturity date of the Additional Term Loans made pursuant thereto, with the remaining principal amount thereof being payable in full on such final maturity date and (iii) that each installment payable in respect of the Additional Term Loans made pursuant thereto while the Tranche B Term Loans are outstanding shall be payable on an installment payment date applicable to the Tranche B Term Loans) and (e) such other terms and conditions applicable to the Additional Term Loans made pursuant thereto (which terms and conditions shall not be inconsistent with other provisions of this Agreement) as the parties to such Additional Term Loan Supplement shall agree upon.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”: (a) for each Type of Loan under each Facility set forth below, the rate per annum set forth opposite such Facility under the relevant column heading below:

	Base Rate Loans	Eurodollar Loans
Revolving Credit Facility	0.75%	1.75%
Tranche B Term Loan Facility	1.375%	2.375%

and (b) for each Type of Loans under the Additional Term Loan Facility, the rate per annum set forth for such Type in the Additional Term Loan Supplement.

“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Asset Sale”: (a) any Disposition by the Borrower or any Restricted Subsidiary of Property or series of related Dispositions by the Borrower or any Restricted Subsidiary of Property (excluding any such Disposition permitted by (a) clause (a), (b), (c), (d), (g), (h), (i), (j), (k), or (l) of Section 7.5 or (b) clause (f) of Section 7.5, to the extent such Disposition does not result in Net Cash Proceeds) which yields gross proceeds to the Borrower or any of its Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000 or (b) any Disposition by WPL or any of its Subsidiaries of Property, or series of related Dispositions by WPL or any of its Subsidiaries of Property, to the extent that proceeds of such Disposition or series of related Dispositions in excess of $500,000 are distributed to the Borrower.

“Assignee”: as defined in Section 10.6(c).

“Assignor”: as defined in Section 10.6(c).

“Available Cash”: as defined in the Partnership Agreement; provided, that for purposes of Section 7.6(d) of this Agreement, any amount received by the Borrower from WPL that constitutes proceeds of any Disposition by WPL or any of its Subsidiaries of any Property (other than Dispositions under Sections 7.5(a), (b) and (k) of this Agreement) shall not constitute Available Cash.

“Available Revolving Credit Commitment”: with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Base Rate”: for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefitted Lender”: as defined in Section 10.7.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit I, delivered to the Administrative Agent.

“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition, except that with respect to the maturities of the assets included in such funds the requirements of clauses (a) through (f) shall not be applied to the individual assets included in such funds but to the weighted-average maturity of all assets included in such funds.

“Change of Control”: the occurrence of any of the following events: (a) the Permitted Investors shall cease to own, directly, 51% of each class of outstanding Capital Stock (including, in any event, Capital Stock representing at least 51% of both the voting and the economic interest) of WEG Acquisitions Management, LLC free and clear of all Liens (other than Specified Permitted Liens); (b) WEG Acquisitions Management, LLC shall cease to be the sole general partner of WEG Acquisitions, L.P.; (c) the Permitted Investors shall cease to own and control, of record and beneficially, directly or indirectly, 51% of each class of outstanding Capital Stock (including, in any event, Capital Stock representing at least 51% of both the voting and the economic interest) of WEG Acquisitions, L.P. free and clear of all Liens (other than Specified Permitted Liens); (d) WEG Acquisitions, L.P. shall cease to own and control, of record and beneficially, directly, a majority of each class of voting Capital Stock of, and a majority of the economic interest in, the General Partner free and clear of all Liens (other than Specified Permitted Liens); (e) the board of directors of the General Partner shall cease to consist of a majority of Continuing Directors; (f) the General Partner shall cease to own and control, of record and beneficially, directly, 100% of the general partner interests in the Borrower or to be the sole managing general partner of the Borrower; or (g) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding WEG Acquisitions, L.P. and its Affiliates, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 45% of the outstanding Common Units of the Borrower having voting rights.

“Class B Units”: as defined in the Partnership Agreement.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date shall be not later than August 15, 2003.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: with respect to any Lender, each of the Tranche B Term Loan Commitment, the Additional Term Loan Commitment and the Revolving Credit Commitment of such Lender.

“Commitment Fee Rate”: 0.35% per annum.

“Common Units”: the common units representing limited partner interests in the Borrower.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated May 2003 and furnished to the initial Lenders in connection with the syndication of the Facilities.

“Consolidated EBITDA”: for any period, Consolidated Net Income of the Borrower and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles and organization costs, (e) any extraordinary non-cash expenses or losses, (f) any extraordinary, unusual or non-recurring cash income or gains to the extent not included in Consolidated Net Income for such period and (g) any non-cash expenses in respect of long term employee incentive compensation payments, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis and (c) any amount paid by the Borrower in cash during the first fiscal quarter of the Reference Period ending prior to such period in respect of long term employee incentive compensation, to the extent that the amount of such cash has not been replaced as of the last day of such period through the sale by the Borrower of additional equity. For the purposes of calculating Consolidated EBITDA for the fiscal quarter ended June 30, 2003 and thereafter, adjustments shall be made to income and expenses as set forth on Schedule 1.1. For the purposes of calculating Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of compliance with Section 7.1(a), (i) if at any time during such Reference Period the Borrower or any of its Subsidiaries shall have made any Disposition other than in the ordinary course, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the Property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any of its Subsidiaries shall have made an asset acquisition other than in the ordinary course, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such asset acquisition occurred on the first day of such Reference Period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed by the Borrower or its Subsidiaries with respect to letters of credit and bankers’ acceptance financing and net costs of the Borrower or its Subsidiaries under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income for any period there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower, or is merged into or consolidated with the Borrower any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or any of its Subsidiaries in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower, to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document), Requirement of Law or organizational or governing documents applicable to such Subsidiary.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Continuing Directors”: (a) the directors of the General Partner on the Closing Date, and (b) each other director of the General Partner, if (i) such other director’s nomination for election to the board of directors of the General Partner is recommended by at least a majority of the then Continuing Directors or (ii) such other director receives the vote of WEG Acquisitions, L.P. in his or her election by the holders of the Common Units and Subordinated Units of the Borrower or by the members of the General Partner, as the case may be.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Derivatives Counterparty”: as defined in Section 7.6.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: lawful currency of the United States of America.

“EDGAR”: the Electronic Data Gathering, Analysis, and Retrieval computer system for the receipt, acceptance, review and dissemination of documents submitted to the SEC in electronic format.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, (including common law) of the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates as may be selected by the Administrative Agent.

“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing OLP Credit Agreement”: as defined in the recitals hereto.

“Facility”: each of (a) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Loan Facility”), (b) the Additional Term Loan Commitments (if any) and the Additional Term Loans made thereunder (each such facility, an “Additional Term Loan Facility”) and (c) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Free Cash Flow”: for any period, the difference of (a) the aggregate amount received by the Borrower from its Subsidiaries during such period as dividends or other distributions in respect of the Capital Stock of such Subsidiaries (other than dividends or other distributions representing, directly or indirectly, (x) the proceeds of any Disposition by any Restricted Subsidiary of any Property or (y) the proceeds of any Indebtedness incurred by any Subsidiary) plus (b) the aggregate amount of cash received by the Borrower during such period as interest income or other income received in cash by the Borrower during such period (which in any event shall not include any distributions from any Subsidiary or the proceeds of any Indebtedness), minus (c) the sum of (i) interest expense of the Borrower payable in cash by the Borrower during such period, (ii) the aggregate amount of distributions made by the Borrower during such period in respect of the Capital Stock of the Borrower, (iii) the aggregate principal amount of any repayments of Indebtedness by the Borrower during such period (other than mandatory prepayments of the Loans, pursuant to Section 2.12, with the Net Cash Proceeds of any Disposition by any Subsidiary of any Property, to the extent such mandatory prepayments are funded with distributions excluded from Free Cash Flow pursuant to subclause (x) of clause (a) above in this definition), (iv) the aggregate amount of any Capital Expenditures by the Borrower during such period and (v) the aggregate amount of operating expenses of the Borrower during such period (net of the amount of any reimbursement thereof from The Williams Companies, Inc. or any of its Subsidiaries or WEG Acquisitions, L.P. or any of its Subsidiaries).

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“General Partner”: WEG GP LLC, a Delaware limited liability company and the general partner of the Borrower.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Granting Lender”: as defined in Section 10.6(g).

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Restricted Subsidiary, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: each Restricted Subsidiary.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Restricted Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three

Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Tranche B Term Loans or the Additional Term Loans, as the case may be, shall end on the Revolving Credit Termination Date or such due date, as applicable; and

(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investments”: as defined in Section 7.8.

“Issuing Lender”: Bank of America, N.A., and any other Revolving Credit Lender from time to time designated by the Borrower as an Issuing Lender with the consent of such Revolving Credit Lender and the Administrative Agent.

“Joint Lead Arrangers”: as defined in the preamble hereto.

“L/C Commitment”: $10,000,000.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such letter of Credit.

“Legal Proceedings”: as defined in Section 4.6.

“Lehman Entity”: any of Lehman Commercial Paper Inc. or any of its affiliates (including Syndicated Loan Funding Trust).

“Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit H, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.17.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Applications and the Notes.

“Loan Parties”: the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments).

“Majority Revolving Credit Facility Lenders”: the Majority Facility Lenders in respect of the Revolving Credit Facility.

“Material Adverse Effect”: a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, liabilities or management of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, natural gas, natural gas liquids, liquefied petroleum gas, ammonia, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including (i) any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received and (ii) any such proceeds distributed to the Borrower as contemplated by clause (b) of the definition of “Asset Sale”) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (b) in connection with any issuance or sale of equity securities, the cash proceeds received from such issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 2.20(a).

“Non-U.S. Lender”: as defined in Section 2.20(e).

“Note”: any promissory note evidencing any Loan.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower or any Restricted Subsidiary to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Restricted Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 10.6(b).

“Partnership Agreement”: the Second Amended and Restated Agreement of Limited Partnership of the Borrower, dated as of September 30, 2002, as amended through the Closing Date.

“Payment Amount”: as defined in Section 3.5.

“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: the acquisition by the Borrower or any Subsidiary of all of the Capital Stock of, or substantially all of the assets constituting a business unit of, any other Person; provided, that such person or business is engaged solely in a line of business in which the Borrower and its Subsidiaries are permitted to engage pursuant to Section 7.14.

“Permitted Investors”: the collective reference to the Sponsors and their Control Investment Affiliates.

“Permitted Joint Venture”: any Person (other than a Subsidiary) in which the Borrower, directly or through Subsidiaries, holds equity interests representing less than 100%, of the total outstanding equity interests of such Person; provided, that such Person is engaged solely in a line of business in which the Borrower and its Subsidiaries are permitted to engage pursuant to Section 7.14.

“Permitted Liens”: the Liens referred to in Section 7.3, provided that any reference to the Borrower therein shall be deemed to be a reference to any Person.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”: the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time.

“Pro Forma Balance Sheet”: as defined in Section 4.1(a).

“Projections”: as defined in Section 6.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Restricted Subsidiaries.

“Register”: as defined in Section 10.6(d).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Credit Commitments pursuant to Section 2.12(a) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets (other than inventory) useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets (other than inventory) useful in the Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets (other than inventory) useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Fund”: with respect to any Lender, any fund that (a) invests in commercial loans and (b) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Required Prepayment Lenders”: the Majority Facility Lenders in respect of each Facility.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the General Partner, but in any event, with respect to financial matters, the chief financial officer of the General Partner.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: each of (a) Williams GP Inc., which is the general partner of OLP, OLP and each of the direct and indirect Subsidiaries of OLP, whether now existing or created or acquired in the future and (b) any other Subsidiary of the Borrower designated by the Borrower as a Restricted Subsidiary pursuant to Section 10.18; provided, that prior to or simultaneously with such designation, the requirements of Section 6.9 shall be satisfied.

“Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Total Revolving Credit Commitments is $85,000,000.

“Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date.

“Revolving Credit Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loans”: as defined in Section 2.4.

“Revolving Credit Note”: as defined in Section 2.8(e).

“Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes the amount of the Total Revolving Extensions of Credit then outstanding).

“Revolving Credit Termination Date”: August 6, 2007.

“Revolving Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Services Agreement”: the Services Agreement, dated as of June 17, 2003, by and among WEG Acquisitions, L.P. and the Borrower, as the same shall have been amended, supplemented or otherwise modified on or prior to, and is in effect on, the Closing Date, without giving any effect to any subsequent amendment, supplement or other modification thereto or termination thereof not approved to by the Required Lenders.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SPC”: as defined in Section 10.6(g).

“Specified Acquisition Indebtedness”: as defined in Section 7.1.

“Specified Hedge Agreement”: any Hedge Agreement entered into by the Borrower or any Restricted Subsidiary and any Qualified Counterparty.

“Specified Permitted Lien”: with respect to any Capital Stock, any Lien that is permitted to encumber such Capital Stock without violation of Section 7.3 of this Agreement or Section 6.3 of the Acquisition Credit Agreement.

“Sponsors”: collectively, Madison Dearborn Capital Partners IV, L.P., a Delaware limited partnership, and Carlyle/Riverstone MLP Holdings, L.P., a Delaware limited partnership.

“Subordinated Units”: the subordinated units representing limited partner interests in the Borrower.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Syndication Agent”: as defined in the preamble hereto.

“Term Loan Facilities”: the collective reference to the Tranche B Term Loan Facility and the Additional Term Loan Facility.

“Term Loan Lenders”: the collective reference to the Tranche B Term Loan Lenders and the Additional Term Loan Lenders.

“Term Loans”: the collective reference to the Tranche B Term Loans and the Additional Term Loans.

“Term Note”: as defined in Section 2.8(e).

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

“Tranche B Term Loan”: as defined in Section 2.1.

“Tranche B Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Tranche B Term Loan Commitments is $90,000,000.

“Tranche B Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Tranche B Term Loan Lender”: each Lender that has a Tranche B Term Loan Commitment or is the holder of a Tranche B Term Loan.

“Tranche B Term Loan Percentage”: as to any Tranche B Term Loan Lender at any time, the percentage which such Lender’s Tranche B Term Loan Commitment then constitutes of the aggregate Tranche B Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loan then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

“Transferee”: as defined in Section 10.14.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Unrestricted Subsidiary”: any Subsidiary other than a Restricted Subsidiary. For the avoidance of doubt, as of the Closing Date, WPL is an Unrestricted Subsidiary.

“Unused Investment Basket Amount”: on any date of determination, an amount equal to the difference of (a) the sum of (i) $100,000,000 plus (ii) the cumulative amount of Free Cash Flow of the Borrower for the period commencing on the first day of the fiscal quarter of the Borrower in which the Closing Date occurs and ending on the last day of the fiscal quarter of the Borrower most recently ended prior to such date of determination (it being understood that if the amount derived pursuant to this clause (a)(ii) is a negative number, such amount shall be subtracted from the amount set forth in the foregoing clause (a)(i)), plus (iii) the aggregate amount of Net Cash Proceeds received by the Borrower during the period commencing on the Closing Date and ending on such date of determination (the “Determination Period”) from the issuance and sale of its Common Units (as defined in the Partnership Agreement), minus (b) the aggregate amount of Investments made by the Borrower and its Restricted Subsidiaries during the Determination Period pursuant to Sections 7.8(g) and 7.8(k).

“WPL”: Williams Pipe Line Company, LLC, a Delaware limited liability company.

“WPL Note Purchase Agreement”: the Note Purchase Agreement, dated as of October 1, 2002, among WPL, as issuer, the Borrower, as guarantor and the purchasers parties thereto, entered into in connection with the issuance of up to $540,000,000 of Floating Rate Series A Senior Secured Notes due October 7, 2007 and Fixed Rate Series B Senior Secured Notes due October 7, 2007, together with all instruments, security documents and other agreements entered into in connection therewith, as the same shall have been amended, supplemented or otherwise modified on or prior to, and is in effect on, the Closing Date, without giving any effect to any subsequent amendment, supplement or other modification thereto or termination thereof not approved to by the Required Lenders.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) All calculations of financial ratios set forth in Section 7.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Loan Commitments. (a) Subject to the terms and conditions hereof, the Tranche B Term Loan Lenders severally agree to make term loans (each, a “Tranche B Term Loan”) to the Borrower on the Closing Date in an amount for each Tranche B Term Loan Lender not to exceed the amount of the Tranche B Term Loan Commitment of such Lender.

(b) In the event that an Additional Term Loan Supplement shall become effective pursuant to the provisions of this Agreement, the Additional Term Loan Lenders severally agree to make term loans (each, an “Additional Term Loan”) to the Borrower on a Borrowing Date during the commitment period set forth in the Additional Term Loan Supplement in an amount for each Additional Term Loan Lender not to exceed the amount of the Additional Term Loan Commitment of such Lender.

(c) The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2 Procedure for Term Loan Borrowing. (a) To request the lending of the Tranche B Term Loans, the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date. The Term Loans made on the Closing Date shall initially be Base Rate Loans, and no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date, which is 10 Business Days after the Closing Date. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Tranche B Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Tranche B Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche B Term Loan to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Tranche B Term Loan Lenders, in like funds as received by the Administrative Agent.

(b) To request the lending of the Additional Term Loans, the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent (i) prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Borrowing Date, if the Additional Term Loans are to be initially Base Rate Loans, or (ii) prior to 10:00 A.M., New York City time, three Business Days prior to the anticipated Borrowing Date, if the Additional Term Loans are to be initially Eurodollar Loans) requesting that the Additional Term Loan Lenders make the Additional Term Loans on such Borrowing Date. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Additional Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on such Borrowing Date each Additional Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Additional Term Loan to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Additional Term Loan Lenders, in like funds as received by the Administrative Agent.

2.3 Repayment of Term Loans. (a) The Tranche B Term Loan of each Tranche B Term Loan Lender shall mature in five annual installments, commencing on August 6, 2004, each of which shall be in an amount equal to such Lender’s Tranche B Term Loan Percentage multiplied by the percentage set forth below opposite such installment of the aggregate principal amount of Tranche B Term Loans made on the Closing Date:

Installment	Percentage
August 6, 2004	1.00
August 6, 2005	1.00
August 6, 2006	1.00
August 6, 2007	1.00
August 6, 2008	96.00

(b) The Additional Term Loan of each Additional Term Loan Lender shall mature and be payable in installments as provided in the Additional Term Loan Supplement.

2.4 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, the Revolving Credit Lenders severally agree to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Revolving Credit Lender which, when added to such Lender’s Revolving Credit Percentage of the sum of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

(b) The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

2.5 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans). Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

2.6 Additional Term Loan Commitments. Subject to the terms and conditions hereof, the Borrower may, at any time after the Closing Date, establish one or more Additional Term Loan Facilities and, from time to time pursuant thereto, borrow Additional Term Loans in an aggregate amount not to exceed the lesser of (a) the aggregate amount of the Additional Term Loan Commitments and (b) $100,000,000.

2.7 Procedure for Establishing Additional Term Loan Facilities.

To establish an Additional Term Loan Facility, the Borrower shall advise the Administrative Agent of (a) the aggregate amount of the Additional Term Loan Commitments obtained by the Borrower for such Additional Term Loan Facility, (b) the identities of the entities that have agreed to make available such Additional Term Loan Commitments (which, in the case of any such entity that is not already a Lender, shall be approved by the Administrative Agent, which approval shall not be unreasonably withheld) and (c) the terms applicable to such Additional Term Loan Commitments (which terms shall be consistent with the provisions of this Agreement applicable to the Additional Term Loan Commitments). The Administrative Agent, the Borrower and the Additional Term Loan Lenders providing Additional Term Loan Commitments pursuant thereto shall execute and deliver an Additional Term Loan Supplement and, at any time after the effectiveness thereof and during the commitment period set forth therein, the Borrower may deliver a Borrowing Notice in respect of the Additional Term Loans pursuant to Section 2.2(b). Upon the satisfaction of the conditions precedent to the effectiveness of an Additional Term Loan Supplement (as set forth in Section 5.2 and in such Additional Term Loan Supplement), the entities named therein as Additional Term Loan Lenders shall become Lenders for all purposes of this Agreement and shall have the Additional Term Loan Commitments set forth therein. For avoidance of doubt, no Lender shall be obligated to make available any Additional Term Loan Commitment, and the Borrower shall have no obligation to request any Lender to make available any Additional Term Loan Commitment.

2.8 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8), and (ii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans or Revolving Credit Loans, as the case may be, of such Lender, substantially in the forms of Exhibit F-1 or F-2, respectively (a “Term Note” or “Revolving Credit Note”, respectively), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date.

2.9 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower agrees to pay to the Joint Lead Arrangers the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Joint Lead Arrangers.

(c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

2.10 Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

2.11 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Term Loans or Revolving Credit Loans, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.12 Mandatory Prepayments and Commitment Reductions. (a) Unless the Required Prepayment Lenders shall otherwise agree, if in any fiscal year the Borrower and its Restricted Subsidiaries shall receive Net Cash Proceeds aggregating more than $5,000,000 from Asset Sales and/or Recovery Events then, unless a Reinvestment Notice shall be delivered in respect thereof, on the date of receipt by the Borrower or such Restricted Subsidiary of such Net Cash Proceeds in excess of $5,000,000, the Term Loans shall be prepaid, and/or the Revolving Credit Commitments shall be reduced, by an amount equal to the amount of such Net Cash Proceeds in excess of $5,000,000, as set forth in Section 2.12(b); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $40,000,000 at any time and (ii) on each Reinvestment Prepayment Date the Term Loans shall be prepaid, and/or the Revolving Credit Commitments shall be reduced, by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth in Section 2.12(b). The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.5.

(b) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to this Section shall be applied, first, to the prepayment of the Term Loans and, second, to the prepayment of any outstanding Revolving Credit Loans, which repayment shall be accompanied by an automatic permanent reduction of the Revolving Credit Commitments in an amount equal to the amount of such prepayment; provided, that the Revolving Credit Commitments shall not be reduced pursuant to this provision to an aggregate amount that is less than 350% of pro forma Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters most recently ended prior to the date of such required Commitment reduction (such pro forma Consolidated EBITDA being calculated assuming that the Asset Sale or Recovery Event in respect of which such required Commitment reduction is being made had occurred on the first day of such period of four consecutive fiscal quarters), and provided, further, that if an Event of Default has occurred and is continuing, amounts to be applied pursuant to this Section shall be applied pro rata to repay the Term Loans and Revolving Credit Loans, accompanied by a reduction in the Revolving Credit Commitments in an amount equal to the prepayment of the Revolving Credit Loans. Any such reduction of the Revolving Credit Commitments shall be accompanied by prepayment of the Revolving Credit Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Credit Commitments as so reduced, provided that if the aggregate principal amount of Revolving Credit Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties on terms and conditions satisfactory to the Administrative Agent.

2.13 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice, substantially in the form of Exhibit K, of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.15 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

(b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.16 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15.

2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.18 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Tranche B Term Loan Percentages, Additional Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders. Each payment (other than prepayments) in respect of principal or interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(b) Each mandatory prepayment required by Section 2.12 to be applied to Term Loans shall be allocated between the Term Loan Facilities pro rata according to the respective outstanding principal amounts of Term Loans under such Facilities. Each optional prepayment in respect of the Term Loans shall be allocated among the Term Loan Facilities in accordance with the Borrower’s instructions. Each payment (including each prepayment) of the Term Loans outstanding under any Term Loan Facility shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders, and shall be applied to the installments of such Term Loans pro rata based on the remaining outstanding principal amount of such installments. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

(d) The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under such Facility and, second, to Eurodollar Loans under such Facility. Each payment of the Loans (except in the case of Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

(e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall, in the discretion of the Administrative Agent, is deemed to have been on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may

assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. In the case of borrowings of Revolving Credit Loans or Additional Term Loans, if any Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(g) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.19 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)	shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and changes in the rate of tax on the overall net income of such Lender);

(ii)	shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)	shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the relevant Agent or Lender. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d) If any Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender; provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(e) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S.

Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be suspended until such time as it is no longer unlawful to make or maintain Eurodollar Loans and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24 Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20 or gives a notice of illegality pursuant to Section 2.22 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.23 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.22, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit ( “Letters of Credit”) for the account of the Borrower (but for use by the Borrower or any Subsidiary) on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date; provided that any Letter of Credit may provide for the renewal thereof for additional one-year or shorter periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or reasonable policy of the Issuing Lender.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender, with a copy to the Administrative Agent, at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall within two Business Days issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower, with a copy to the Administrative Agent. Each Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Lender (including the amount thereof).

3.3 Fees and Other Charges. (a) The Borrower will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate stated amount of all outstanding Letters of Credit issued by it of .15% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility. A certificate of such Issuing Lender submitted to any L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender, on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.15(b) and (ii) thereafter, Section 2.15(c).

Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans could be made, pursuant to Section 2.5, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a) any lack of validity or enforceability of any Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(b) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by any Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(d) any payment by any Issuing Lender under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any law; or

(e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

Each Lender and Borrower also agree with each Issuing Lender that such Issuing Lender shall not be responsible for any of the circumstances listed above. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the appropriate Issuing Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Lender shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. In furtherance and not in limitation of the foregoing, each Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Lender shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. In no case shall any Issuing Lender be liable for any consequential or exemplary damages. The Borrower and each Lender agree that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and the Lenders and shall not result in any liability of such Issuing Lender to the Borrower or any Lender.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with this Agreement or purports to add additional Events of Default not found in this Agreement, the provisions of this Agreement shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2003 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i)

the Loans to be made on the Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at March 31, 2003, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the Borrower as at December 31, 2001 and December 31, 2002, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower as at March 31, 2003, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except as set forth on Schedule 4.1(b), the Borrower and its Subsidiaries do not have any Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are material and are not reflected in the most recent financial statements (or the notes attached thereto) referred to in this paragraph. During the period from December 31, 2002 to and including the date hereof there has been no Disposition by the Borrower of any material part of its business or Property.

4.2 No Change. Since December 31, 2002, there has not been any event or condition that has had, or is reasonably expected to have, a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and the legal right, and all governmental licenses, authorizations, permits, consents and approvals, to own and operate its Property, to lease the Property it operates as lessee and to conduct its business as now conducted, except where the failure to have such licenses, authorizations, permits, consents and approvals would not have a Material Adverse Effect, (c) is duly qualified to do business as a foreign organization and is in good standing under the laws of each jurisdiction where the character of the Property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and (d) is in compliance with all Requirements of Law and its organizational or other governing documents except, in the case of clauses (c) and (d) above, to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, provided that this Section 4.3 does not address any of the matters otherwise addressed in Sections 4.8, 4.9, 4.10, 4.13 or 4.17.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the has the power and authority, and the legal right, to enter into the Loan Documents to which it is a party, to carry out its obligations hereunder and thereunder and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary limited partnership or other requisite action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No material consent, approval or authorization of, filing, registration or qualification with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) as disclosed in Schedule 4.4, which consents, approvals, authorizations, filings, registrations, qualifications and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in the Guarantee and Collateral Agreement. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof does not and will not (i) violate or conflict with any Requirement of Law or any organizational or other governing document of the Borrower or any of its Subsidiaries, (ii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under, any Contractual Obligation of the Borrower or any of its Subsidiaries which, in the case of any Subsidiaries, could, in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) result in, or require the creation or imposition of any Lien upon, any Property of the Borrower or any of its Subsidiaries pursuant to any such Requirement of Law, any such organizational or other governing document, or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law, organizational or other governing document or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 No Material Litigation. There are no judicial, administrative or arbitral actions, suits, proceedings (public or private), investigations or governmental proceedings (“Legal Proceedings”) of or before any arbitrator or Governmental Authority pending or, to the knowledge of the Borrower, threatened by or against or involving the Borrower or any of its Subsidiaries or against any of their respective Property that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect. There is no order, judgment, injunction or decree of any Governmental Authority outstanding against the Borrower or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect

4.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries owns valid and defensible title to, or holds a valid leasehold interest in, or a right-of-way or easement through, all real property used or necessary for the conduct of the business of the Borrower and its Subsidiaries as it is presently conducted, except to the extent that the failure to own valid and defensible title to, or to hold a valid leasehold interest in, or right of way or easement through, all such real property could not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and its Subsidiaries has good and valid title to, or a valid leasehold interest in, all of its other Property (excluding Intellectual Property), and all of its Property (excluding Intellectual Property) is owned or leased free and clear of all Liens, except Permitted Liens and Liens permitted by Section 9.3 of the WPL Note Purchase Agreement. Notwithstanding the foregoing, with respect to rights-of-way and easements, the Borrower represents only that each of the Borrower and its Subsidiaries has sufficient title thereto to enable it to conduct its business as presently conducted.

4.9 Intellectual Property. Except as would not be likely to have a Material Adverse Effect, the Borrower and its Subsidiaries own all rights, titles and interests in and to, or have a valid and enforceable license or other right of use to use lawfully, all Intellectual Property used by each of the Borrower and its Subsidiaries in connection with its business, free and clear of all Liens, except Permitted Liens and Liens permitted by Section 9.3 of the WPL Note Purchase Agreement. To the knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries is infringing or otherwise violating the Intellectual Property of any Person. To the knowledge of the Borrower, no person has infringed or otherwise violated the Intellectual Property of the Borrower or any of its Subsidiaries. The consummation of the transactions contemplated by the Loan Documents will not alter, impair or extinguish any Intellectual Property of the Borrower or any of its Subsidiaries. To the knowledge of the Borrower, there are no agreements, judicial orders or settlement agreements which limit or restrict the Borrower’s or any of its Subsidiaries’ rights to use any Intellectual Property currently used in the business of the Borrower and its Subsidiaries, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property.

4.10 Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed, other than those tax returns the failure of which to file would not have a Material Adverse Effect, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, except for Liens for current taxes not yet due and payable or for taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such material tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U in violation of Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code, but excluding any such failure that could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount that would reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board), which limits its ability to incur Indebtedness.

4.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower at the date hereof. Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of organization of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as disclosed on Schedule 4.15.

4.16 Use of Proceeds. The proceeds of the Tranche B Term Loans shall be used to refinance and replace the Existing OLP Credit Agreement, to pay fees and expenses related thereto and for the general corporate purposes of the Borrower. The proceeds of the Additional Term Loans shall be used for the general corporate purposes of the Borrower, including investments in Unrestricted Subsidiaries and Permitted Acquisitions. The proceeds of the Revolving Credit Loans, and the Letters of Credit, shall be used for the Borrower’s general corporate purposes, including investments in Unrestricted Subsidiaries and Permitted Acquisitions; provided, that proceeds of Revolving Credit Loans and Letters of Credit will not be used, directly or indirectly, to partially repay any Specified Acquisition Indebtedness of any Unrestricted Subsidiary.

4.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (after taking into account any insurance or indemnification available to pay any liability, loss, cost or expense arising with respect to such exception):

(a) (i) The Borrower and its Subsidiaries, their respective operations, activities and Property are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) the Borrower and its Subsidiaries have obtained, currently maintain and are, and within the period of all applicable statutes of limitation have been, in compliance with all Environmental Permits for any of their operations, activities or for any Property owned, leased or otherwise operated by any of them; and (iii) each of the Borrower and its Subsidiaries reasonably believes that each of their Environmental Permits will be timely renewed. No appeal nor any other Legal Proceeding is pending to revoke any such Environmental Permit, nor, to the knowledge of the Borrower, threatened, and to the knowledge of the Borrower, no facts or circumstances exist that if unabated would reasonably be expected to result in any Environmental Permit being revoked, rescinded or withdrawn, or not being renewed or reissued on substantially the same terms.

(b) There are no Materials of Environmental Concern present in, at, on, under, beneath or in any Property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) in amounts or concentrations that could reasonably be expected to (i) result in liability to the Borrower or any of its Subsidiaries under any applicable Environmental Law or costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries. For the avoidance of doubt, it is understood that the Borrower and/or its Subsidiaries are in the business of transporting by pipeline, handling and storing products that are included within the definition of “Materials of Environmental Concern”, and it is agreed that the transportation of products by, and entirely contained in, pipelines, storage tanks and related equipment in accordance with all applicable Environmental Laws and without releases or threatened releases to the environment is not, in and of itself, a condition that breaches any of the representations and warranties in this Section 4.17(b).

(c) There are no writs, injunctions, decrees, orders or judgments outstanding or any Legal Proceedings pending (including any notice of violation or alleged violation) or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries or the activities, operations or Property of the Borrower or any of its Subsidiaries relating to (i) their compliance with any Environmental Law, or (ii) the release, disposal, discharge, spill, treatment, storage or recycling of Materials of Environmental Concern.

(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or has received written notification that it has any liability under any Environmental Law or is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law or with respect to any Materials of Environmental Concern.

(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any currently effective consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to the Borrower concerning any Loan Party or its Subsidiaries, or its or their respective Properties, business or condition (financial or otherwise) that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of any Pledged Stock described in the Guarantee and Collateral Agreement which is a “certificated security” (within the meaning of Section 8-102 of the New York Uniform Commercial Code), when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a)-1 (which financing statements have been duly completed and delivered to the Administrative Agent), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock which is a “certificated security” (within the meaning of Section 8-102 of the New York Uniform Commercial Code), Liens permitted by Section 7.3). Schedule 4.19(a)-2 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will remain on file after the Closing Date. Schedule 4.19(a)-3 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, the Borrower will have delivered to the Administrative Agent, or caused to be filed, duly completed UCC termination statements, signed by the relevant secured party, in respect of each UCC Financing Statement listed in Schedule 4.19(a)-3.

4.20 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and the use of the proceeds thereof will be and will continue to be, Solvent.

4.21 Reportable Transaction. The Borrower does not intend to treat the Loans as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. Furthermore, the Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine are required by such Treasury Regulations.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each Restricted Subsidiary and (iii) a Lender Addendum executed and delivered by each Lender and accepted by the Borrower.

(b) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received the Pro Forma Balance Sheet and the financial statements described in Section 4.1; and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

(c) Approvals. All governmental and third party approvals necessary in connection with the transactions contemplated hereby shall have been obtained and be in full force and effect.

(d) Related Agreements. The Administrative Agent shall have received true and correct copies, certified as to authenticity by the Borrower, of any material debt instrument or security agreement to which the Borrower or any Subsidiary may be a party.

(e) Termination of Existing OLP Credit Agreement. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the Existing OLP Credit Agreement shall be simultaneously terminated, all amounts thereunder shall be simultaneously paid in full and arrangements satisfactory to the Administrative Agent shall have been made for the termination of Liens and security interests granted in connection therewith.

(f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(g) Business Plan. The Lenders shall have received a business plan for fiscal years 2003 through 2008 (inclusive) and a written analysis of the business and prospects of the Borrower and its Subsidiaries for the period from the Closing Date through December 31, 2008.

(h) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statement or other filings or recordations should be made to evidence or perfect security interests in assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 7.3.

(i) Environmental Matters. The Administrative Agent shall have received, with a copy for each Lender, a copy of the written environmental assessment report prepared by URS Corporation, together with a letter from URS Corporation permitting the Agents and the Lenders to rely on the environmental assessment as if addressed to and prepared for each of them.

(j) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(k) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i)	the legal opinion of Vinson & Elkins, L.L.P., counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E-1; and

(ii)	the legal opinion of Lonny Townsend, Esq., general counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit E-2.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(l) Pledged Stock; Stock Powers. The Administrative Agent shall have received the certificates representing the shares of Capital Stock that are certificated and that are pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(m) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

5.2 Conditions to Effectiveness of Each Additional Term Loan Supplement. The effectiveness of each Additional Term Loan Supplement shall be conditioned upon satisfaction of the following conditions precedent:

(a) Evidence of Authorization. The Administrative Agent shall have received such resolutions and other evidence as the Administrative Agent shall reasonably request of (i)

the power and authority of the Borrower to execute, deliver and perform such Additional Term Loan Supplement and the Loan Documents, as amended by such Additional Term Loan Supplement, and to borrow the Additional Term Loans, and (ii) the due authorization by the Borrower of its execution, delivery and performance of such Additional Term Loan Supplement and the Loan Documents, as amended by such Additional Term Loan Supplement, and the borrowing by the Borrower of the Additional Term Loans to be made pursuant to such Additional Term Loan Supplement.

(b) Consents. The Administrative Agent shall have received the written consent, substantially in the form of Exhibit J, of each Restricted Subsidiary to the transactions contemplated by such Additional Term Loan Supplement.

(c) Legal Opinions. The Administrative Agent shall have received such legal opinions in respect of such Additional Term Loan Supplement and the transactions contemplated thereby as the Administrative Agent shall reasonably request.

5.3 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including its initial extension of credit and the making of any Additional Term Loans) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by, and issuance of a Letter of Credit on behalf of, the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.3 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent:

(a) as soon as available, but in any event within 5 days after the Borrower is required, under the Exchange Act, to file its Annual Report on Form 10-K, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related unaudited consolidating statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, certified by a Responsible Officer as being fairly stated in all material respects;

(c) as soon as available, but in any event not later than 5 days after the Borrower is required, pursuant to the Exchange Act, to file its Quarterly Report on Form 10-Q for each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(d) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2 Certificates; Other Information. Furnish to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing (A) all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be and (B) a calculation of the Unused Investment Basket Amount as of the last day of the period covered by such financial statements;

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within 45 days after the end of each fiscal quarter of the Borrower with respect to which the Borrower is not required to file with the SEC a periodic report containing a management discussion and analysis of the Borrower’s financial statements, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) within five days after the same are sent, copies of all financial statements and reports (excluding copies of any financial statements or reports that are publicly available from the SEC on EDGAR, so long as a notification has been sent to the Administrative Agent within five days after such financial statements or reports become publicly available, stating that such financial statements and reports have been filed with the SEC and are publicly available on EDGAR) that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC (excluding copies of any financial statements or reports that are publicly available from the SEC on EDGAR, so long as a notification has been sent to the Administrative Agent within five days after such financial statements or reports become publicly available, stating that such financial statements and reports have been filed with the SEC and are publicly available on EDGAR); and

(f) promptly, such additional financial and other information regarding the operations, business affairs and condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries as the Administrative Agent may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

6.4 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations, Requirements of Law and its organizational and other governing documents, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

6.7 Notices. Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries (i) in which the amount involved is $5,000,000 or more and not covered by insurance or an indemnification from a Solvent indemnitor, (ii) in which injunctive or similar relief is sought, which, if granted, could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the following events, as soon as reasonably practicable and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any event or condition that has had or is reasonably expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8 Environmental Laws. (a) Comply in all material respects with all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and make reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives having the force of law of all Governmental Authorities regarding Environmental Laws.

6.9 Additional Collateral, etc. With respect to any new Restricted Subsidiary created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Unrestricted Subsidiary that is designated as a Restricted Subsidiary pursuant to Section 10.18), by the Borrower or any of its Restricted Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Restricted Subsidiary that is owned by the Borrower or any of its Restricted Subsidiaries, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Restricted Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may

be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.10 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.11 Tax Shelter Regulations. If the Borrower determines to take any action in consistent with Section 4.21, the Borrower will promptly notify the Administrative Agent thereof and will promptly deliver to the Administrative Agent a duly completed copy of IRS Form 8886 (or any successor form). The Borrower acknowledges that, upon any such notification, any Lender may treat its Loans hereunder as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender will maintain the lists and other records required by such Treasury Regulation.

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the ratio of Consolidated Total Debt, as at the last day of the most recently ended period of four consecutive fiscal quarters of the Borrower, to Consolidated EBITDA for such period, to exceed 4.50:1.00.

(b) Consolidated Interest Coverage Ratio. Permit the ratio of Consolidated EBITDA, for the most recently ended period of four consecutive fiscal quarters of the Borrower, to Consolidated Interest Expense for such period, to be less than 2.50:1.00.

Notwithstanding the foregoing paragraphs, any Unrestricted Subsidiary other than WPL may incur additional Indebtedness having a maturity date equal to or less than 365 days from the date of incurrence (but not any refinancing thereof) in order to finance Permitted Acquisitions (any such Indebtedness being referred to herein as “Specified Acquisition Indebtedness”), in which case (i) during the term of any such Indebtedness the Borrower’s compliance with Section 7.1 shall be determined without giving effect to such Indebtedness or the Consolidated EBITDA of the business or assets acquired in such Permitted Acquisition and (ii) upon maturity, refinancing or termination of such Indebtedness, the Borrower’s compliance with Section 7.1 shall be determined after giving effect to all outstanding Indebtedness of such Unrestricted Subsidiary and including the results of such acquired assets or business on a pro forma basis.

Subject to the provisions of the immediately preceding paragraph, none of the Borrower or its Subsidiaries shall incur any Indebtedness at any time unless, after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof, the Borrower would be in compliance with Section 7.1(a) as if such Indebtedness had been outstanding on the last day of the most recently ended period of four consecutive fiscal quarters.

7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrower to any Subsidiary and of any Restricted Subsidiary to the Borrower or any other Subsidiary;

(c) Indebtedness of the Borrower or any Restricted Subsidiary (including Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount outstanding on any date not to exceed the difference of (i) $10,000,000 minus (ii) the aggregate amount of proceeds received by the Borrower and its Subsidiaries during the period from the Closing Date to such date from sale and leaseback transactions consummated pursuant to Section 7.10 (other than any such proceeds which have been applied to prepay the Loans pursuant to Section 2.12);

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(e) Guarantee Obligations made in the ordinary course of business (i) by the Borrower or any of its Restricted Subsidiaries of obligations of the Borrower or any Restricted Subsidiary or (ii) by the Borrower or any of its Restricted Subsidiaries of obligations of Unrestricted Subsidiaries, provided that Guarantee Obligations pursuant to this clause (ii) shall constitute Investments in Unrestricted Subsidiaries pursuant to, and must be permitted by, Section 7.8(g);

(f) Indebtedness of the Borrower, the proceeds of which are used (i) to make Permitted Acquisitions or Capital Expenditures or (ii) to make Investments in Restricted Subsidiaries, which, in turn, use the proceeds of such Investments to make Permitted Acquisitions or Capital Expenditures, provided that (x) after giving pro forma effect to the incurrence of such Indebtedness as if such incurrence had occurred on the last day of the most-recently ended period of four consecutive fiscal quarters, the ratio of Consolidated Total Debt of the Borrower to Consolidated EBITDA of the Borrower for such period shall be not greater than 4.50 to 1.00, and (y) any Subsidiaries acquired or formed in connection with such transactions shall be Restricted Subsidiaries and the Borrower shall comply with Section 6.9 in connection therewith;

(g) Indebtedness of any Unrestricted Subsidiary; provided, that Indebtedness of WPL and its Subsidiaries must be permitted by the WPL Note Purchase Agreement;

(h) in addition to the surety bonds listed on Schedule 7.2(d), additional Indebtedness consisting of surety bonds that the Borrower or any Subsidiary is required to obtain in order to comply with applicable law or the requirements of any Governmental Authority, provided, that (i) the aggregate principal amount of such surety bonds outstanding at any time does not exceed $20,000,000 and (ii) such surety bonds are issued for purposes similar to the purposes of the surety bonds listed on Schedule 7.2(d); and

(i) unsecured Indebtedness of the Borrower in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.

Notwithstanding the foregoing, Indebtedness permitted by this Section 7.2 shall be permitted to be incurred only if, after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof, the Borrower is in compliance with Section 7.1.

7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that (i) no such Lien is spread to cover any additional Property after the Closing Date (unless required by the WPL Note Purchase Agreement) and (ii) the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within twelve months of the date of acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased, and any interest of a landowner in the case of easements entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the property subject to the easement;

(j) Liens on assets of, or Capital Stock of, any Permitted Joint Venture or Unrestricted Subsidiary securing (i) Indebtedness of any Permitted Joint Venture or Unrestricted Subsidiary that finances the acquisition of the Capital Stock or assets of any Permitted Joint Venture or Unrestricted Subsidiary, or that finances the working capital needs (including Capital Expenditures) of any Permitted Joint Venture or Unrestricted Subsidiary or (ii) other financial obligations; provided, that such Indebtedness or other financial obligations must be permitted by this Agreement to be incurred; and

(k) Liens not otherwise permitted by this Section 7.3 on assets of the Borrower or any Subsidiary so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $4,000,000 at any one time.

Notwithstanding the foregoing, Liens on assets or Capital Stock of WPL or its Subsidiaries must be permitted by the WPL Note Purchase Agreement.

7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) any Restricted Subsidiary may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or with or into any other Restricted Subsidiary;

(b) any Restricted Subsidiary may Dispose of any or all of its Property (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary;

(c) any Unrestricted Subsidiary (other than WPL and its Subsidiaries) may be merged or consolidated with any other Unrestricted Subsidiary;

(d) any Subsidiary of WPL may be merged with, or may Dispose of any or all of its Property to, WPL or any other Subsidiary of WPL; provided, that such transaction must be permitted by the WPL Note Purchase Agreement;

(e) any Unrestricted Subsidiary (other than WPL and its Subsidiaries) may Dispose of any or all of its assets to any other Unrestricted Subsidiary;

(f) any Unrestricted Subsidiary (other than WPL and its Subsidiaries) may Dispose of any or all of its Property to any other Person; provided, that such transaction is permitted by Section 7.5; and

(g) any Unrestricted Subsidiary (other than WPL and its Subsidiaries) may be merged or consolidated with any other Person; provided, that (i) if such other Person is the continuing or surviving entity of such merger or consolidation, such transaction shall be deemed to be a Disposition of the Capital Stock of such Unrestricted Subsidiary and must be permitted by Section 7.5 and (ii) if such Unrestricted Subsidiary is the continuing or surviving entity of such transaction, such transaction shall be deemed to be an Investment and must be permitted by Section 7.8.

7.5 Limitation on Disposition of Property. Dispose of any of its Property (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out Property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 7.4(b), (d) and (e);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Restricted Subsidiary;

(e) the Disposition by the Borrower and its Restricted Subsidiaries of other Property, provided, that the provisions of Section 2.12, to the extent applicable to such Disposition, shall be complied with in connection with such Disposition;

(f) the Disposition by the Borrower or any Restricted Subsidiary of Property to any Unrestricted Subsidiary; provided, that if such Disposition shall be made for consideration other than cash or Cash Equivalents in an amount at least equal to the fair market value of the Property so Disposed of, the Borrower or the Restricted Subsidiary that is transferor in such Disposition shall be deemed to have made an Investment pursuant to Section 7.8(g) (which Investment must be permitted by such Section) in an amount equal to the difference between (i) the fair market value of the Property so Disposed of and (ii) the fair market value of the consideration received by such transferor for such Disposition (it being understood that Capital Stock, or any increase in the value of Capital Stock, of the transferee Unrestricted Subsidiary shall be deemed to have no value for purposes of calculating such difference);

(g) the Disposition by any Unrestricted Subsidiary (other than WPL and its Subsidiaries) of Property to any other Unrestricted Subsidiary;

(h) the Disposition by any Unrestricted Subsidiary to any Person of Property; provided, that such Disposition, to the extent it is made for less than fair market value, must be permitted as an Investment pursuant to Section 7.8; and

(i) any Recovery Event, provided, that the requirements of Section 2.12 are complied with in connection therewith;

(j) any Disposition of Property that is subject to a security interest in favor of another holder of Indebtedness in connection with the exercise of remedies by such holder with respect to such Property;

(k) the lease of property by the Borrower or any Subsidiary in the ordinary course of business and in a manner consistent with existing and past practice; and

(l) an exchange of assets for other similar assets (or any substantially contemporaneous series of sale and purchase or purchase and sale transactions having substantially the same effect as an exchange of assets) in which the fair market value of the assets received by the Borrower and its Subsidiaries will equal or exceed the fair market value of the assets given by the Borrower and its Subsidiaries; provided, however, that (i) any contingent liabilities related to such acquired assets shall not be material in relation to the value thereof and (ii) the fair market value of assets so received by the Borrower and its Subsidiaries during the term of this Agreement shall not exceed $75,000,000.

Notwithstanding the foregoing, any Disposition by WPL or any of its Subsidiaries of any Property must be permitted by the WPL Note Purchase Agreement.

7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Restricted Subsidiary;

(b) any Unrestricted Subsidiary may make Restricted Payments to the Borrower or any Subsidiary that owns the Capital Stock of such Unrestricted Subsidiary;

(c) the Borrower may make Restricted Payments in the form of Common Units (as defined in the Partnership Agreement); and

(d) so long as no Default or Event of Default shall have occurred and be continuing, (i) the Borrower may make Restricted Payments from Available Cash and (ii) the Borrower may redeem or retire its Class B Units with the Net Cash Proceeds of any sale by it of any of the Borrower’s equity securities.

7.7 [Reserved].

7.8 Limitation on Investments. After the Closing Date, make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b), (e) and (g);

(d) loans to WEG Acquisitions, L.P. for the purpose of enabling WEG Acquisitions, L.P. to make loans and advances in the ordinary course of business to employees of WEG Acquisitions, L.P. that provide services to the Borrower or any Restricted Subsidiary (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Restricted Subsidiaries not to exceed $500,000 at any one time outstanding;

(e) Investments in assets (other than inventory) useful in the business of the Borrower and its Restricted Subsidiaries made by the Borrower or any of its Restricted Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f) Investments by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Restricted Subsidiary;

(g) Investments by the Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries and Permitted Joint Ventures in an amount at any time not exceeding the Unused Investment Basket Amount at such time; provided, that the aggregate amount of Investments of the types described in Sections 7.5(f) and 7.2(e)(ii) made by Restricted Subsidiaries in Unrestricted Subsidiaries shall not exceed $50,000,000 at any time outstanding;

(h) Investments by Unrestricted Subsidiaries in the form of Permitted Acquisitions and Permitted Joint Ventures;

(i) Investments in the form of Permitted Acquisitions consummated by the Borrower or any Restricted Subsidiary; provided, that any Subsidiary acquired or formed in connection with such Permitted Acquisition shall be a Restricted Subsidiary and the provisions of Section 6.9 shall be complied with in connection therewith;

(j) Investments by Unrestricted Subsidiaries in other Unrestricted Subsidiaries; and

(k) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount not exceeding at any time the Unused Investment Basket Amount at such time; provided, that the aggregate amount of Investments made pursuant to this paragraph shall not exceed $2,000,000 while this Agreement is in effect.

7.9 Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than (i) any transaction between the Borrower and any Restricted Subsidiary or between any Restricted Subsidiary and another Restricted Subsidiary, (ii) any transaction between the Borrower or any Restricted Subsidiary, on the one hand, and any Unrestricted Subsidiary, on the other hand, to the extent such transaction is expressly permitted by Section 7.5(f) or (h) or Section 7.8(d) or (g) and (iii) any transaction entered into pursuant to the Services Agreement or the Partnership Agreement) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.10 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary; provided, that the Borrower and its Subsidiaries may consummate such transactions resulting in proceeds to the Borrower and its Subsidiaries from all such transactions consummated after the Closing Date (other than any such proceeds which have been applied to prepay the Loans pursuant to Section 2.12) in an aggregate amount not exceeding the difference of (a) $10,000,000 minus (ii) the aggregate amount of Indebtedness of the Borrower outstanding pursuant to Section 7.2(c).

7.11 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.12 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Restricted Subsidiary, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) the WPL Note Purchase Agreement, (c) any such agreement that prohibits or limits the ability of (i) any Unrestricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues or (ii) the Borrower or any Subsidiary to create, assume or suffer to exist any Lien upon the Capital Stock of any Unrestricted Subsidiary, provided, that any such agreement described in this clause (c) relates to Indebtedness that finances the acquisition of such Capital Stock or the assets of such Unrestricted Subsidiary or the Capital Stock or assets of any other Unrestricted Subsidiary, or that finances the working capital needs (including Capital Expenditures) or other financial obligations of such Unrestricted Subsidiary or any other Unrestricted Subsidiary, (d) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (e) the Pipeline Lease Agreement and Option to Purchase for the 8 Inch Aux Sable East Pipeline, dated December 31, 2001, between Aux Sable Liquid Products L.P. and Williams Pipelines Holdings, L.P..

7.13 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions in the WPL Note Purchase Agreement, (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iv) any restrictions existing under the constituent documents of any Subsidiary or (v) any restrictions with respect to an Unrestricted Subsidiary, provided, that any such restriction described in this clause (v) relates to Indebtedness that finances the acquisition of the Capital Stock or the assets of such Unrestricted Subsidiary or the Capital Stock or assets of any other Unrestricted Subsidiary, or that finances the working capital needs (including Capital Expenditures) or other financial obligations of such Unrestricted Subsidiary or any other Unrestricted Subsidiary.

7.14 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except that (a) the Borrower and its Subsidiaries may enter into and engage in those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement, including natural gas products, crude oil products and refined oil products that would generate income, substantially all of which would constitute “qualifying income” (as defined in the Code), and infrastructure related to the foregoing or that is reasonably related thereto and (b) the Unrestricted Subsidiaries (other than WPL) may own and operate energy assets that would generate income, substantially all of which would constitute “qualifying income” (as defined in the Code), and infrastructure related to the foregoing or that is reasonably related thereto; provided, that the contribution of the assets described in this clause (b) to Consolidated EBITDA of the Borrower shall not exceed 30% of such Consolidated EBITDA (determined on a pro forma basis as if the acquisition of the assets described in this clause (b) had occurred on the first day of the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to the date of acquisition by the Borrower or its Subsidiaries of such assets).

7.15 Limitation on Amendments to WPL Note Purchase Agreement; Partnership Agreement. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the WPL Note Purchase Agreement or the Partnership Agreement, except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

7.16 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7, or in Section 5 of the Guarantee and Collateral Agreement; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

(e) The Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

(f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) Any material provision of any Security Document shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect, or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect or any Loan Party shall so assert; or

(k) Any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder, which amounts shall be cash collateralized as described in the next succeeding sentence) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder, which amounts shall be cash collateralized as described in the next succeeding sentence) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

SECTION 9. THE AGENTS

9.1 Appointment; Issuing Lender; Certain Duties. (a) Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

(b) In addition to the benefits and immunities specified in this Agreement for each Issuing Lender, each Issuing Lender shall have all of the benefits and immunities provided to the Agents with respect to any acts taken or omissions suffered by that Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agents” included that Issuing Lender.

(c) Upon the request of any Lender, the Administrative Agent shall make available to such Lender any documents or other information received by it pursuant to Sections 6.1, 6.2 and 6.7.

9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent, Issuing Lender. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

Each Issuing Lender shall have the right to resign as Issuing Lender; provided that such resignation shall only become effective upon the substitution of a successor Issuing Lender, which successor Issuing Lender shall be in all respects satisfactory to the Borrower.

9.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.15.

9.11 The Joint Lead Arrangers; the Syndication Agent. Neither any Joint Lead Arranger, nor the Syndication Agent, in their respective capacities as such, shall have any duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. (a) Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)	forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii)	amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders;

(iii)	amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 5.3 (including the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of any Majority Revolving Credit Facility Lenders;

(iv)	amend, modify or waive any provision of Section 2.12 without the consent of the Required Prepayment Lenders;

(v)	reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

(vi)	amend, modify or waive any provision of Section 9, or any other provision of the Loan Documents affecting the duties, rights or remedies of any Agent, without the consent of any Agent directly affected thereby;

(vii)	amend, modify or waive any provision of Section 2.18 without the consent of each Lender directly affected thereby;

(viii)	amend, modify or waive any provision of the Loan Documents affecting the rights or duties of an Issuing Lender without the consent of each Issuing Lender directly affected thereby; or

(ix)	impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6 without the consent of each Lender directly affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities (other than those provided by Additional Term Loan Supplements) to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Prepayment Lenders and Majority Facility Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit to share with preference to the Loans in the application of mandatory prepayments without the consent of the Required Prepayment Lenders.

This Agreement shall also be deemed amended as provided in any Additional Term Loan Supplement upon the effectiveness of such Additional Term Loan Supplement; provided, that such amendments shall be permitted only to the extent set forth in the definition of “Additional Term Loan Supplement” and Sections 2.6 and 2.7.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower and the Administrative Agent, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	Williams Energy Partners L.P.
One Williams Center
Tulsa, Oklahoma 74172
Attention: Chief Executive Officer

with copies to:

WEG Acquisitions, L.P.
c/o Madison Dearborn Capital Partners IV, L.P.
70 West Madison Street, Suite 3800
Chicago, Illinois 60602

and

WEG Acquisitions, L.P.
c/o Carlyle Riverstone Global Energy and Power Fund II, L.P.
c/o Riverstone Holdings LLC
712 Fifth Avenue, 19th Floor
New York, New York 10019

The Administrative Agent:	Lehman Commercial Paper Inc.
745 Seventh Avenue
New York, New York 10019
Attention: Francis Chang
Telecopy: 646-758-3864
Telephone: 212-526-5390

with a copy to:

Michelle Rosolinsky
Telecopy: 212-526-6643
Telephone: 212-526-6590

Issuing Lender:	Bank of America, N.A.
700 Louisiana Street, 8th Floor
Houston, Texas 77002
Attention: Phyllis Tennard
Telecopy: 713-247-7286
Telephone: 713-247-7268

with a copy to:

As notified by such Issuing Lender to the Administrative Agent and the Borrower

provided that any notice, request or demand to or upon any Agent, the Issuing Lender or any Lender shall not be effective until received.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements and other charges of counsel to the Administrative Agent, the charges of Intralinks and filing and recording fees and expenses, (b) to pay or reimburse each Lender and the Agents for all their out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee and the Borrower shall have no obligation under clause (d) with respect to any cost, expense, fee or disbursement to the extent that such cost, expense, fee or disbursement is otherwise contemplated by any of clauses (a), (b) and (c) of this Section 10.5 to be the obligation of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons (other than as a result of such Indemnitee’s gross negligence or willful misconduct) of materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to John Chandler (Telephone No. (918) 573-5331) (Fax No. (918) 573-3864), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

(b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of each Lender or all Lenders pursuant to Section 10.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.20, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Borrower and the Agents and, in the case of any assignment of Revolving Credit Commitments, the written consent of each affected Issuing Lender (which, in each case, shall not be unreasonably withheld or delayed) (provided (x) that no such consent need be obtained by any Lehman Entity and (y) the consent of the Borrower need not be obtained with respect to any assignment of Term Loans), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent or an Issuing Lender is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment (other than in the case of an assignment of all of a Lender’s interests under this Agreement) to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $1,000,000 (in the case of assignments of Term Loans) or $5,000,000 (in the case of assignments of Revolving Credit Commitments and Revolving Credit Loans), unless otherwise agreed by the Borrower and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.19, 2.20 and 10.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. If any request for an amendment, waiver or other modification in respect of any Loan Document shall be pending, the Administrative Agent will, upon the request of any Lender, provide to such Lender a list of the names of each of the Lenders.

(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the order of the Assignor in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. In the event that the consent of all or any portion of the Lenders is required pursuant to any provision of any Loan Document at a time when any Loan is held by any SPC, such SPC and the Granting Lender that would otherwise have been obligated to make such Loan shall agree between themselves as to which of them shall be entitled to grant or withhold any consent applicable to such Loan, and the other parties to the Loan Documents shall be entitled to rely conclusively on the advice of such Granting Lender as to which of such Granting Lender or such SPC is entitled to grant or withhold such consent. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) If an Event of Default shall have occurred and be continuing, and in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents, the Joint Lead Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Joint Lead Arrangers, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither any Joint Lead Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Joint Lead Arrangers, the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Joint Lead Arrangers, the Agents and the Lenders or among the Borrower and the Lenders.

10.14 Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement that is designated by the Borrower as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Joint Lead Arranger, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors that have been made aware of the confidential nature of such information and instructed to keep such information confidential, (d) upon the request or demand of any Governmental Authority having jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than in breach of this Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, such party’s

U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated by this Agreement relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

10.15 Release of Collateral and Guarantee Obligations.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

10.16 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.17 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

10.18 Restricted Subsidiaries. The Borrower may, at any time, by notice to the Administrative Agent, designate any Subsidiary as a Restricted Subsidiary; provided, that (a) prior to or concurrently with such designation, the provisions of Section 6.9 shall be complied with, (b) the Borrower would not be in violation of Section 7.2 if any Indebtedness of such Subsidiary were incurred on the date of such designation, and (c) after giving effect to such designation no Default or Event of Default will have occurred and be continuing.

10.19 Limitation of Recourse. There shall be full recourse to the Borrower and all of its assets and properties for the liabilities of the Borrower under this Agreement and the other Loan Documents, but, subject to the provisions of the following sentence, in no event shall the general partner of the Borrower be personally liable or obligated for such liabilities and obligations of the Borrower under the Loan Documents. Nothing in the immediately preceding sentence shall limit or be construed to release the general partner of the Borrower from liability for its fraudulent actions, willful misconduct or misappropriation of funds, or from any of its obligations or liabilities under any agreement executed by the general partner of the Borrower in its individual capacity in connection with any Loan Document or limit or impair the exercise of remedies with respect to any Collateral. The provisions of this Section shall survive the termination of this Agreement.

10.20 WAIVERS OF JURY TRIAL. THE BORROWER, THE JOINT LEAD ARRANGERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LEHMAN BROTHERS INC.,
as a Joint Lead Arranger

By:	/s/ signature illegible
Title: Authorized Signatory

BANC OF AMERICA SECURITIES, LLC,
as a Joint Lead Arranger

By:	/s/ signature illegible
Title: Authorized Signatory

BANK OF AMERICA, N.A.,
as Syndication Agent

By:	/s/ Claire Lui
Title: Authorized Signatory

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent

By:	/s/ signature illegible
Title: Authorized Signatory

BANK OF AMERICA, N.A.,
as Issuing Lender

By:	/s/ Claire Lui
Title: Authorized Signatory

WILLIAMS ENERGY PARTNERS L.P.

By:	WEG GP LLC, its general partner

By:	/s/ John D. Chandler
Title: Authorized Signatory
Chief Financial Officer

SCHEDULE 1.1

ADJUSTMENTS TO CONSOLIDATED EBITDA

Consolidated EBITDA in any period shall be increased by each of the following:

(a) the amount of the general and administrative expenses of the Borrower and its Subsidiaries for such period paid by WEG Acquisitions, L.P. during or with respect to such period in accordance with the terms of the New Omnibus Agreement (as defined below) that, in accordance with the terms of the New Omnibus Agreement, is not required to be reimbursed to WEG Acquisitions, L.P. by the Borrower or its Subsidiaries, provided, that such increase in Consolidated EBITDA shall not exceed the amount by which Consolidated Net Income of the Borrower and its Subsidiaries was reduced for such period as a result of the inclusion of such amount of general and administrative expenses on the income statement of the Borrower and its Subsidiaries for such period;

(b) the amount of payments made by any of Williams Energy Services, LLC, Williams Natural Gas Liquids, Inc., The Williams Companies, Inc. or WEG Acquisitions, L.P. during or with respect to such period in accordance with Article IV of the New Omnibus Agreement or Section 8.2 of the Purchase Agreement (as defined below) as indemnification for Covered Environmental Losses (as defined in the New Omnibus Agreement) or environmental remediation obligations, provided, that such increase in Consolidated EBITDA shall not exceed the amount by which Consolidated Net Income of the Borrower and its Subsidiaries was reduced for such period as a result of the GAAP treatment of such payments as capital contributions rather than income;

(c) the sum of (i) the amount of Implementation Costs (as defined in the Purchase Agreement) and, when added to all Implementation Costs previously incurred, not exceeding $5,000,000 in the aggregate, that are incurred during such period and that, in accordance with the terms of the Purchase Agreement, are required to be borne by WEG Acquisitions, L.P. or the Borrower and its Subsidiaries, and (ii) the amount of such Implementation Costs in excess of such $5,000,000 aggregate amount that are incurred during such period and that, in accordance with the terms of the Purchase Agreement, either (x) are not required to be borne by WEG Acquisitions, L.P. or the Borrower and its Subsidiaries or (y) are reimbursed to WEG Acquisitions, L.P. or the Borrower and its Subsidiaries, provided that in the case of this clause (ii) such increase in Consolidated EBITDA shall not exceed the amount by which Consolidated Net Income of the Borrower and its Subsidiaries was reduced for such period as a result of the inclusion of the Implementation Costs referred to in this clause (ii) on the income statement of the Borrower and its Subsidiaries for such period;

(d) with respect to any period encompassing the period in which the Acquisition (as defined in the Purchase Agreement) occurs, the amount (if any) by which Consolidated Net Income of the Borrower and its Subsidiaries was reduced for such period as a result of the GAAP treatment of certain retiree healthcare (FAS 106), pension (FAS 87), and accrued paid-time off costs related to the employment by WEG Acquisitions, L.P. and its affiliates of former employees of The Williams Companies, Inc. that were formerly involved, and that will continue to be involved, in providing services to the Borrower and its Subsidiaries; and

(e) with respect to any period encompassing the period in which the Acquisition (as defined below) occurs, the amount of expenses that are deemed to be incurred by the Borrower and its Subsidiaries during or with respect to such period as a result of the accelerated vesting of certain Phantom Units (as defined in the Purchase Agreement) as a result of the consummation of the Acquisition or events related to the consummation of the Acquisition.

For purposes of this Schedule 1.1:

(i)	the term “New Omnibus Agreement” means the New Omnibus Agreement, dated as of June 17, 2003, by and among WEG Acquisitions, L.P., Williams Energy Services, LLC, Williams Natural Gas Liquids, Inc. and The Williams Companies, Inc.;

(ii)	the term “Purchase Agreement” means the Purchase Agreement, dated as of April 18, 2003 (as amended by Amendment No. 1 to the Purchase Agreement, dated as of May 5, 2003), by and among Williams Energy Services, LLC, Williams Natural Gas Liquids, Inc., Williams GP LLC and WEG Acquisitions, L.P.; and

(iii)	the term “Acquisition” shall mean the acquisition by WEG Acquisitions, L.P. of interests in the Borrower consummated in June 2003;

as each such agreement referred to clause (i) and (ii) may be amended, supplemented or otherwise modified after the date hereof, but without giving effect to any such amendment, supplement or other modification thereto not otherwise consented to by the Required Lenders that would, as a result of the application of the adjustments to such amendments, supplements or other modifications provided for in this Schedule 1.1, result in an increase in Consolidated EBITDA in excess of the increases therein provided for in this Schedule 1.1.

SCHEDULE 4.1(b)

CERTAIN OBLIGATIONS

Contingent Liabilities and Liabilities for Taxes. Corporate predecessors of WPL and Williams Terminals Holdings, LP were members of The Williams Companies, Inc. and Subsidiaries consolidated U.S. federal income tax group, which has extended the statute of limitations for the assessment or collection of taxes for the 1996-98 tax return years until September 15, 2003. The Internal Revenue Service is currently investigating certain “listed transactions” on which losses were recognized on the 1998 tax returns.

SCHEDULE 4.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

NONE.

SCHEDULE 4.15

SUBSIDIARIES

Subsidiary	Jurisdiction	Parent Company	Interest
Williams GP Inc.	Delaware	Williams Energy Partners L.P.	100% common stock interest

Williams Pipe Line Company, LLC	Delaware	Williams Energy Partners L.P.	100% membership interest

Williams OLP, L.P.	Delaware	Williams Energy Partners L.P.	99.999% limited partner interest

Williams OLP, L.P.	Delaware	Williams GP Inc.	0.001% general partner interest

Williams NGL, LLC	Delaware	Williams OLP, L.P.	100% membership interest

Williams Terminals Holdings, L.P.	Delaware	Williams NGL, LLC	0.001% general partner interest

Williams Terminals Holdings, L.P.	Delaware	Williams OLP, L.P.	99.999% limited partner interest

Williams Ammonia Pipeline, L.P.	Delaware	Williams NGL, LLC	0.001% general partner interest

Williams Ammonia Pipeline, L.P.	Delaware	Williams OLP, L.P.	99.999% limited partner interest

Williams Pipelines Holdings, L.P.	Delaware	Williams NGL, LLC	0.001% general partner interest

Williams Pipelines Holdings, L.P.	Delaware	Williams OLP, L.P.	99.999% limited partner interest

SCHEDULE 4.19(a)-1

UCC FILING JURISDICTIONS

Loan Party	Filing Office
Williams Energy Partners L.P.	Secretary of State of the State of Delaware

Williams GP Inc.	Secretary of State of the State of Delaware

Williams OLP, L.P.	Secretary of State of the State of Delaware

Williams NGL, LLC	Secretary of State of the State of Delaware

Williams Ammonia Pipeline, L.P.	Secretary of State of the State of Delaware

Williams Terminals Holdings, L.P.	Secretary of State of the State of Delaware

Williams Pipelines Holdings, L.P.	Secretary of State of the State of Delaware

SCHEDULE 4.19(a)-2

UCC FINANCING STATEMENTS TO REMAIN ON FILE

DEBTOR	Date Filed	Collateral	FS #	Jursidiction
Williams Energy Partners L.P.	11/4/2002	All ownership interests in Williams Pipe Line Company	020680597	Delaware Secretary of State

SCHEDULE 4.19(a)-3

UCC FINANCING STATEMENTS TO BE TERMINATED

NONE.

SCHEDULE 7.2(d)

EXISTING INDEBTEDNESS

a. The indebtedness outstanding under the WPL Note Purchase Agreement

b. The following surety bonds:

Principal	Number	Amount	Effective Date	Description
Williams Ammonia Pipeline, L.P.	6075507	$25,000.00	10/01/07	Blanket Railroad Commission
Williams Pipe Line Company, LLC	5713739	$2,000.00	11/18/98	Permit - Polk Co
Williams Pipe Line Company, LLC	6049633	$10,000.00	03/16/00	City of Coralville-Geoprobe Boring
Williams Pipe Line Company, LLC	5720804	$25,000.00	06/27/98	Highway Permit
Williams Pipe Line Company, LLC (1)	5917167	$1,000,000.00	09/17/98	Performance
Williams Pipe Line Company, LLC	5739944	$1,000.00	01/25/98	Motor Vehicle Fuels Distributor
Williams Pipe Line Company, LLC	5783898	$10,000.00	04/15/98	Blanket ROW
Williams Pipe Line Company, LLC	5882357	$10,000.00	01/01/98	Maintenance Permit-Lenexa
Williams Pipe Line Company, LLC	5720751	$20,000.00	03/10/98	ROW Permit
Williams Pipe Line Company, LLC	5754891	$10,000.00	09/04/98	Permit
Williams Pipe Line Company, LLC	5783910	$12,500.00	04/27/98	Monitoring
Williams Pipe Line Company, LLC	6184063	$2,000.00	11/14/02	City of Burnsville - Permit
Williams Pipe Line Company, LLC	5733681	$5,000.00	06/18/98	Performance
Williams Pipe Line Company, LLC	5739862	$1,000.00	09/13/98	Maintenance -Highway and Tran

Principal	Number	Amount	Effective Date	Description
Williams Pipe Line Company, LLC	5739935	$45,000.00	12/28/98	Motor Fuel Distributor
Williams Pipe Line Company, LLC	5739936	$65,000.00	12/28/98	Special Fuel Distributor
Williams Pipe Line Company, LLC	5783909	$500.00	05/01/98	Permit
Williams Pipe Line Company, LLC	5961087	$500,000.00	11/12/98	Motor Fuel Tax/Terminal Operator
Williams Pipe Line Company, LLC	5961088	$500,000.00	11/12/98	Motor Fuel Tax/Terminal Operator
Williams Pipe Line Company, LLC	5961089	$500,000.00	11/12/98	Motor Fuel Tax/Terminal Operator
Williams Pipe Line Company, LLC	5961090	$500,000.00	11/12/98	Motor Fuel Tax/Terminal Operator
Williams Pipe Line Company, LLC	5720750	$5,000.00	03/06/98	Permit to construct-City of Omaha
Williams Pipe Line Company, LLC	5720752	$2,500.00	03/29/98	Permit -Otoe Co
Williams Pipe Line Company, LLC	5754918	$10,000.00	12/15/98	Pipeline permit-City of 0maha
Williams Pipe Line Company, LLC	5754919	$5,000.00	12/26/98	Occupier of Public Space
Williams Pipe Line Company, LLC	6121085	$500,000.00	09/04/01	Motor Fuel Tax
Williams Pipe Line Company, LLC	5961086	$25,000.00	01/16/98	Blanket Performance-RRC
Williams Pipelines Holdings, LP	6121048	$25,000.00	06/12/01	Railroad Commission of Texas
Williams Terminals Holdings, L.P.	ESD7314527	$100,000.00	07/01/02	Diesel Fuel Distributor
Williams Terminals Holdings, L.P.	ESD7314528	$100,000.00	07/01/02	Motor Vehicle Fuel Distributor
Williams Terminals Holdings, L.P.	6099870	$500,000.00	02/27/01	Fuel Tax-Terminal Op
Williams Terminals Holdings, L.P.	5980071	$25,000.00	02/08/99	Petroleum Tax
Williams Terminals Holdings, L.P.	6099857	$2,000,000.00	03/01/01	Motor Fuel Tax
Williams Terminals Holdings, L.P.	6099851	$6,000.00	02/27/01	Motor Fuel Tax
Williams Terminals Holdings, L.P.	5927562	$5,000.00	01/01/98	Fuels Tax

Principal	Number	Amount	Effective Date	Description
Williams Terminals Holdings, L.P.	6136764	$600,000.00	03/06/02	Motor Fuels Tax-Gasoline
Williams Terminals Holdings, L.P.	6136765	$600,000.00	03/06/02	Motor Fuels Tax-Diesel
Williams Terminals Holdings, L.P.	6159247	$22,864.00	04/15/02	Harris County
Williams Terminals Holdings, L.P.	6099884	$2,000,000.00	08/14/00	Fuel Tax-Terminal Op
Williams Terminals Holdings, L.P.	6036340	$25,000.00	12/22/99	Blanket Performance-RRC

(1)	Environmental work performed; once EPA and court approves, surety bond will be cancelled (anticipated before year-end)

SCHEDULE 7.3(f)

EXISTING LIENS

1.	Security interest granted by the Borrower in the membership interests in WPL securing obligations under the WPL Note Purchase Agreement

2.	Mortgages granted by WPL on owned and leased properties of WPL securing obligations under the WPL Note Purchase Agreement

3.	Cash Escrow Account created under the WPL Note Purchase Agreement